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                                                                    EXHIBIT 3(a)

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                         COLUMBIA BANKING SYSTEM, INC.

     The undersigned, being the Secretary of Columbia Banking System, Inc., executes in duplicate the following Amended and Restated Articles of Incorporation for the corporation.

                                   ARTICLE 1

     Section 1.1 The name of the corporation shall be COLUMBIA BANKING SYSTEM, INC.

                                   ARTICLE 2

     Section 2.1  The corporation's period of duration shall be perpetual.

                                   ARTICLE 3

     Section 3.1 The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Washington Business Corporation Act.

                                   ARTICLE 4

     Section 4.1 The aggregate number of shares which the corporation shall have authority to issue is 47,250,000 common shares with no par value (hereinafter referred to as "the common stock") and 2,000,000 preferred shares with no par value (hereinafter referred to as "the preferred stock"). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

     Section 4.2 The board of directors is hereby vested with authority to divide any or all of the preferred stock into one or more series and, within the limitations set forth in the Washington Business Corporation Act (as amended from time to time), to fix and determine or to amend the relative rights and preferences of the shares of any series so established.

                                   ARTICLE 5

     Section 5.1 No shareholder shall have the preemptive right to acquire unissued shares of the corporation.

                                   ARTICLE 6

     Section 6.1 Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and no shareholder shall be entitled to cumulate his votes.
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                                   ARTICLE 7

     Section 7.1 The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington. All rights of shareholders are granted subject to this reservation.

                                   ARTICLE 8

     Section 8.1 The address of the initial registered office of the corporation is 1301 Fifth Avenue, Suite 3400, Seattle, Washington 98101. The name of its initial registered agent at that address is J. James Gallagher.

                                   ARTICLE 9

     Section 9.1 The corporation may enter into a contract and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers and shareholders, and with corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contract or transaction; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interest or any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that the nature of the interest of such director, officer or shareholder, though not necessarily the details or extent thereof, be disclosed or known to the board of directors or shareholders of the corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director, officer or shareholder of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with that corporation, association, firm or entity.

                                  ARTICLE 10

     Section 10.1 Nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding class of stock of the corporation entitled to vote for the election of directors. Nominations, other than those made by the board of directors, shall be made in writing and shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not less than fourteen (14) days nor more than fifty
(50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days' notice of the meeting is given to shareholders, such nomination shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

     (a)  The name and address of each proposed nominee;

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     (b)  The principal occupation of each proposed nominee;

     (c) The total number of shares of stock of the corporation that will be voted for each proposed nominee;

     (d)  The name and address of the notifying shareholder; and

     (e) The number of shares of common stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the vote teller may disregard all votes cast for such nominee.

                                  ARTICLE 11

     Section 11.1 In addition to the requirements of any applicable statute, and notwithstanding any other provisions of any other articles of these Articles of Incorporation, the affirmative vote of not less than 66 2/3% of the total shares attributable to persons other than a Control Person (as defined below), considered for the purposes of this Article 11 as one class, which are entitled to be voted in an election of directors shall be required for the approval of any Business Combination (as defined below) between the corporation and any Control Person.

     Section 11.2 The approval requirements of Section 11.1 shall not apply if either:

     (a) The Business Combination is approved by at least a majority of Continuing Directors (as defined below) of the corporation; or

     (b)  All the following conditions are satisfied:

          (i) The cash or fair market value of the property, securities or other consideration to be received per share in the Business Combination by holders of the common stock of the corporation is not less than the higher of:
(A) the highest price per share (including brokerage commissions, soliciting dealers, fees and dealer-management compensation) paid by such Control Person in acquiring any of its holdings of the corporation's common stock; (B) the highest per share market price of the common stock during the three-month period immediately preceding the date of the proxy statement described in (iii) below; or (C) the per share value of the common stock at the end of the fiscal quarter immediately prior to the Business Combination, as determined by an appraisal prepared by persons, selected by the Continuing Directors, who are independent of the corporation and the Control Person, and who are experienced and expert in the area of corporate appraisal.

          (ii) After becoming a Control Person and prior to the consummation of such Business Combination (A) such Control Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming a Control Person or upon compliance with the provisions of this Article 11 or as a result of a pro rata stock dividend or stock split), and
(B) such Control Person shall not have received the benefit, directly or indirectly (except

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proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or made any major changes in the corporation's business or equity capital structure; and

          (iii) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not the corporation is then subject to such requirements, shall be mailed to the public stockholders of the corporation for the purpose of soliciting stockholder approval of such Business Combination.

     Section 11.3  For the purpose of this Article 11

     (a) The term "Business Combination" shall mean (i) any merger or consolidation of the corporation with or into a Control Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as defined below) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Control Person,
(iii) any merger or consolidation of a Control Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Control Person to the corporation or a subsidiary of the corporation, (v) the issuance of any securities of the corporation or a subsidiary of the corporation to a Control Person, (vi) the acquisition by the corporation or a subsidiary of the corporation of any securities of a Control Person, (vii) any reclassification of common stock of the corporation, or any recapitalization involving common stock of the corporation, consummated within five years after a Control Person becomes a Control Person, or (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination;

     (b) The term "Continuing Director" shall mean (i) a director who was a member of the board of directors of the corporation immediately prior to the time that a Control Person became the beneficial owner (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 on the date on which this amendment becomes effective) of 10% or more of the outstanding shares of common stock of the corporation or (ii) a person so designated before initially becoming a director by a majority of the then Continuing Directors.

     (c) The term "Control Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with their Affiliates and Associates (as those terms are defined on the date on which this amendment becomes effective in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) is the beneficial owner in the aggregate of 20% or more of the outstanding shares of common stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity;

     (d) The term "Substantial Part" shall mean more than 10% of the total assets of the corporation in question, as of the end of its most recent fiscal year prior to the time the determination is being made;

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     (e)  Without limitation, any shares of common stock of the corporation which any Control Person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such Control Person for purposes of this Article 11; and

     (f) For the purposes of Section 11.2(b)(i) of this Article 11, the phrase "other consideration to be received" shall include, without limitation, common stock of the corporation retained by its existing public stockholders in the event of a Business Combination with such Control Person in which the corporation is the surviving corporation.

     Section 11.4 For the purposes of this Article 11, a majority of the Continuing Directors shall have the power and duty to determine on the basis of information known to them (a) whether a proposed transaction is subject to the provisions of this Article 11, (b) the amount of shares of the corporation Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) such other matters as to which a determination may be required by the provisions of this Article 11.

     Section 11.5 The provisions set forth in this Article 11 may not be repealed or amended in any respect or in any manner including any merger or consolidation of the corporation with any other corporation unless the surviving corporation's Articles of Incorporation contain an article to the same effect as this Article 11, except by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of common stock of the corporation, subject to the provisions of any series of preferred stock which may at the time be outstanding; provided, however, that if there is a Control Person such action must be approved by not less than 66 2/3% of the total shares entitled to be voted in an election of directors attributable to shares owned by person other than the Control Persons.

                                  ARTICLE 12

     Section 12.1 The board of directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

                                  ARTICLE 13

     Section 13.1  Defined Terms.  As used in this Article 13:

     (a) "Egregious conduct" by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating section 23B. of the Revised Code of Washington, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

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     (b)  "Finally adjudged" shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

     (c) "Director" shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as a director" shall include conduct while a director is acting in any of such capacities.

     (d) "Officer-director" shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as an officer-director" shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.

     (e) "Subsidiary corporation" shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.

     Section 13.2 - Liability of Directors. No director, officer-director, former director or former officer-director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of this Article 13 unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

     Section 13.3 - Liability of Subsidiary Directors. No director, officer-director, former director, or former officer-director of a subsidiary corporation shall be personally liable in any action brought directly by this corporation as a shareholder of the subsidiary corporation or derivatively on behalf of the subsidiary corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the subsidiary corporation) for monetary damages for conduct as a director or officer-director of such subsidiary corporation occurring after the effective date of this
Article 13 unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

     Section 13.4 - Indemnification of Directors. The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the corporation or of a subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys' fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of

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conduct finally adjudged to be egregious conduct, as defined herein. The reasonable expenses, including attorneys' fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

     Section 13.5 - Procedure. No action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation's indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article 13, nor to the authorization of indemnification in any specific case.

     Section 13.6 Internal Claims Expected. Notwithstanding section 13.4, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys' fees, incurred to assert any claim against the corporation (except a claim based on section 13.7) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

     Section 13.7 - Enforcement of Rights. The corporation shall indemnify any person granted indemnification rights under this Article 13 against any reasonable expenses incurred by the person to enforce such rights.

     Section 13.8 - Set-off of Claims. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation's claim adjudicate the person's entitlement to indemnification by the corporation.

     Section 13.9 - Continuation of Rights. The indemnification rights provided in this Article 13 shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Section 13.10 - Effect of Amendment or Repeal. Any amendment or repeal of this Article 13 shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

     Section 13.11 - Severability of Provisions. Each of the substantive provisions of this Article 13 is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

                                  ARTICLE 14

     Section 14.1 The name and address of the incorporator is Mark C. Lewington, 1301 Fifth Avenue, Suite 3400, Seattle, WA 98101.

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     These Amended and Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and supersede the original Articles of Incorporation and all amendments thereto.

     Executed in duplicate this 29th day of April, 1999.


                                       COLUMBIA BANKING SYSTEM, INC.


                                       By: /s/ Jill L. Myers
                                           ---------------------------------

                                           Jill L. Myers, Secretary

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